Exhibit 3.1

FORM BCA 6.10 (rev. Dec. 2003) STATEMENT OF RESOLUTION ESTABLISHING SERIES

Business Corporation Act

Secretary of State

Department of Business Services

501 S. Second St., Rm. 350

Springfield, IL 62756

217-762-6961

www.cyberdriveillinois.com

Remit payment in the form of a check or money order payable to Secretary of State.

FILED JUL 29 2019 JESSE WHITE SECRETARY OF STATE

                                  File #           67254171            Filing Fee: $25         Approved:

Submit in duplicate	Type or Print clearly in black ink	Do not write above this line

1.              Corporate Name:  Midland States Bancorp, Inc.

2.              The Board of Directors on May 3, 2019 duly adopted the following resolution

                                               Month Day Year

establishing and designating one or more series and fixing and determining the relative rights and preferences thereof:

For more space, add additional sheets of this size.

See attached resolutions of the Board of Directors approving the elimination of the Series H Preferred Stock.

3.              The undersigned Corporation has caused this statement to be signed by a duly authorized officer who affirms, under penalties of perjury, that the facts stated herein are true and correct. All signatures must be in BLACK INK.

Dated	July 29, 2019	Midland States Bancorp, Inc.
	Month Day Year	Exact Name of Corporation

/s/ Douglas J. Tucker
Any Authorized Officer’s Signature
Douglas J. Tucker, Senior Vice President and Corporate Counsel
Name and Title (type or print)

This form is applicable only where the Articles of incorporation expressly vest authority in the board of directors to establish series and to fix and determine the relative rights and preferences thereof. In such case series may be established and rights and preferences fixed and determined by resolution of the board of directors only to the extent not already established, fixed and determined by the Articles of incorporation.

NOTE: Only special and preferred classes of stock can be established in series.

Printed by authority of the State of Illinois. January 2015 - 1 - C 141.13

MIDLAND STATES BANCORP, INC.
EFFINGHAM, ILLINOIS

RESOLUTIONS OF THE BOARD OF DIRECTORS
MAY 3, 2019

1.                                      REDEMPTION OF SERIES H PREFERRED STOCK

WHEREAS, on January 26, 2017, Midland States Bancorp, Inc. (the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) to acquire (the “Merger”) Centrue Financial Corporation, a Delaware corporation (“Centrue”);

WHEREAS, pursuant to the terms of the Merger Agreement, the Company was required to issue shares of the Company’s preferred stock, with substantially similar terms to those of Centrue’s outstanding series of preferred stock, to the holders of Centrue’s outstanding series of preferred stock;

WHEREAS, pursuant to Section 4.4 of the articles of incorporation of the Company, as amended (the “Articles”), the board of directors of the Company (the “Board”) has the authority to fix by resolution the designations and the powers, preferences and rights and qualifications, limitations or restrictions on the shares of the Company’s preferred stock;

WHEREAS, on January 26, 2017, the Board designated a series of preferred stock as Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H (the “Series H Preferred Stock”), as evidenced by the Statement of Resolution Establishing Series of Series H Preferred Stock (the “Series H Statement of Resolution”) filed with the Secretary of State of the State of Illinois (the “Secretary of State”);

WHEREAS, after the consummation of the Merger, the Company issued 2,635.5462 shares of the Series H Preferred Stock;

WHEREAS, pursuant to the terms of the Series H Statement of Resolution, the Series H Preferred Stock is redeemable by the Company at any time on or after July 29, 2019;

WHEREAS, the Board has determined that the redemption of all of the outstanding shares of Series H Preferred Stock (the “Redemption”) is advisable and in the best interests of the Company; and

WHEREAS, the Board has determined that, after the Redemption, it is in the best interests of the Company and its shareholders to eliminate the designation of the Series H Preferred Stock and to remove the Series H Statement of Resolution from the Articles;

NOW, THEREFORE, BE IT RESOLVED, that the President and Chief Executive Officer, and the Senior Vice President and Corporate Counsel, and any other officers of the Company authorized by either of them (the “Authorized Officers”), acting alone or together, are hereby authorized, empowered and directed, on the behalf of the Company, to redeem all of the outstanding shares of Series H Preferred Stock on or as soon as practicable after July 29, 2019, at a price per share equal to: (i) the liquidation amount of $1,000, plus (ii) the per share amount of any declared buy unpaid dividends for prior dividend periods, plus (iii) the per share amount of any accrued but unpaid dividends for the then current dividend period to but excluding the date fixed for redemption (collectively, the “Redemption Price”).

FURTHER RESOLVED, that the Authorized Officers, acting alone or together, are hereby authorized, empowered and directed to take all steps necessary or appropriate in connection with the Redemption, including without limitation, the mailing of a notice of redemption to the holders of the Series H Preferred Stock.

FURTHER RESOLVED, that the Authorized Officers, acting alone or together, are hereby authorized, empowered and directed to deposit the Redemption Price for all of the outstanding shares of Series H Preferred Stock, in trust for the benefit of the holders of the shares of Series H Preferred Stock, into a segregated account at Midland States Bank.

FURTHER RESOLVED, that immediately following the Redemption, no shares of Series H Preferred Stock shall be outstanding, the designation of the Series H Preferred Stock shall hereby be eliminated, no shares of the Series H Preferred Stock shall be issued thereafter, and if the Board wishes to authorize the issuance of any shares of preferred stock in the future, it shall designate the rights, designations and preferences of such shares.

FURTHER RESOLVED, that the Authorized Officers are each hereby authorized, on behalf of the Company, to execute, acknowledge and file with the Secretary of State a form setting forth these resolutions, whereupon all matters set forth in the Series H Statement of Resolution shall be eliminated from the Articles.

FURTHER RESOLVED, that, following the Redemption, the shares of Series H Preferred Stock shall revert to authorized but unissued shares of undesignated preferred stock of the Company.

2.                                      MISCELLANEOUS

RESOLVED, that each of the Authorized Officers be, and each acting alone hereby is, authorized and empowered, in the name and on behalf of the Company, to take or cause to be taken all such actions, to incur all such expenses and to sign, execute, verify, acknowledge, certify, file and deliver all such instruments, documents and schedules as such Authorized Officer, upon advice of the Company’s counsel, shall deem necessary, desirable or appropriate in order to effectuate the intent of the foregoing resolutions.

FURTHER RESOLVED, that all acts and things done, whether heretofore or hereafter performed or done, by any of the Authorized Officers that are in conformity with the intent and purposes of these resolutions shall be and the same are hereby, in all respects, ratified, confirmed and approved.